                       [THE COOPER COMPANIES LETTERHEAD]



NEWS RELEASE

         CONTACT:
         Norris Battin
         The Cooper Companies, Inc.
         ir@coopercompanies.com
         ----------------------

         FOR IMMEDIATE RELEASE


               THE COOPER COMPANIES REPORTS SECOND QUARTER RESULTS
                   Revenue Up 26% to $72 Million; EPS 64 Cents
                              2002 Guidance Raised


LAKE FOREST, Calif., June 4, 2002-- The Cooper Companies, Inc. (NYSE: COO) today reported results for its second fiscal quarter ended April 30, 2002.

     o Revenue $72 million, 26% above second quarter 2001; CooperVision up 27%, CooperSurgical up 20%.

     o    Earnings per share up 10% to 64 cents; trailing twelve months $2.68.

     o Cash flow per share (pretax income from continuing operations plus depreciation and amortization) $1.05; trailing twelve-months $4.36.

     o Days of Sales Outstanding in receivables 73 days, down 15% from 86 days at the end of the first quarter, excluding the impact of recent acquisitions.

Forward Guidance


For the third fiscal quarter of 2002, Cooper estimates revenue between $84 million and $87 million, 37% to 42% above the third quarter of 2001, with earnings per share ranging from $.81 to $.84. Third quarter 2002 CooperVision revenue is expected to range between $66 million and $68 million and CooperSurgical revenue about $19 million.

For fiscal 2002, Cooper estimates revenue between $310 million and $315 million, a 32% to 35% increase, and has raised earnings per share guidance to $3.07 to $3.12 from the previous estimate of $3.05 to $3.10.

For fiscal 2003, Cooper estimates revenue between $380 million and $400 million with earnings per share ranging from $3.95 to $4.05.

Business Unit P&L Highlights ($'s in millions)

-----------------------------------------------------------------------------------------------------------
                                        Three Months Ended April 30,
-----------------------------------------------------------------------------------------------------------
                   Revenue                                            Operating Income
-----------------------------------------------------------------------------------------------------------
                                          %                               %      %Revenue       %Revenue
                      2002      2001     Inc.         2002      2001     Inc.       2002          2001
                      ----      ----     ----         ----      ----     ----       ----          ----
-----------------------------------------------------------------------------------------------------------
       CVI           $56.1      $44.0    27%        $12.3      $12.9      (5)%      22%           29%
       CSI            15.8       13.2    20%          4.1        2.3      78        26%           17%
                    ------     ------              ------     ------
    Subtotal          71.9       57.2    26%         16.4       15.2       8%       23%           27%
   HQ Expense          -        -         -          (1.7)                 -         -             -
                                                   ------
                                                                (1.6)
                                                              ------
-----------------------------------------------------------------------------------------------------------
      TOTAL          $71.9      $57.2     26%       $14.7      $13.6       8%        20%           24%
                    ======     ======              ======     ======

                                         Six Months Ended April 30,
-----------------------------------------------------------------------------------------------------------
                   Revenue                                            Operating Income
-----------------------------------------------------------------------------------------------------------
                                          %                               %      %Revenue       %Revenue
                      2002      2001     Inc.         2002      2001     Inc.       2002          2001
                      ----      ----     ----         ----      ----     ----       ----          ----
-----------------------------------------------------------------------------------------------------------
       CVI           $98.2     $80.4     22%        $23.6      $22.4       6%        24%           28%
       CSI            31.8      26.8     19%          7.6        4.1      84%        24%           15%
                    ------    ------               ------     ------
    Subtotal         130.0     107.2     21%         31.2       26.5      18%        24%           25%
   HQ Expense          -         -        -          (3.4)                 -         -             -
                                                   ------
                                                                (3.2)
                                                              ------
-----------------------------------------------------------------------------------------------------------
      TOTAL         $130.0    $107.2     21%        $27.8      $23.3      19%        21%           22%
                    ======    ======               ======     ======
-----------------------------------------------------------------------------------------------------------

Note: Following our implementation of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" at the beginning of this year, we no longer amortize goodwill. Goodwill amortization included in 2001 results reduced operating income by $911,000 in the three-month period and $1.8 million in the six-month period.

Second Quarter Operating Highlights
CooperVision
CVI's worldwide soft lens revenue, including two months of revenue from Biocompatibles Eyecare, Inc. which Cooper acquired on February 28, 2002, grew 33% during the second quarter, and 26% through the first half.

Excluding revenue from Biocompatibles, total soft lens revenue grew 4% during the fiscal second quarter and 10% for the first half of the year. CVI faced a difficult second quarter comparison, as during the second quarter of 2001, Rohto Pharmaceuticals, its partner in Japan, purchased $2.2 million of initial stock of quarterly planned replacement lenses. This order was not repeated in the second quarter of 2002. Excluding the Rohto order, second quarter soft lens 2002 revenue ex-Biocompatibles increased 10% in constant currency in the quarter and 15% year to date.

Worldwide sales of all specialty soft contact lenses including toric, cosmetic, aspheric and multifocal products grew 23% during the quarter and 24% for the first half of the year. Sales of toric contact lenses, which correct astigmatism, increased 10% both during the quarter and year to date, about the same rate of growth as the total toric segment. CVI estimates that it currently holds about 33% of the worldwide segment for toric contact lenses, accounting for 41% of CVI's year-to-date soft lens revenue.

Quarterly CVI Product Revenue Highlights

     o All disposable and planned replacement products, which account for over 75% of CooperVision's worldwide business, grew 30% in the second quarter and 26% for the six-month period.

     o CVI's brands of disposable toric lenses, those replaced after two weeks, continue to gain market share and are now selling more than $1 million per month. Revenue for these products more than doubled over the comparable quarter a year ago. Disposable toric lenses are the fastest growing products in the worldwide toric segment of the contact lens market and account for about 35% of the total.

     o Together, CVI's disposable and planned replacement toric lenses, those used monthly and quarterly, grew 6% in the quarter and 10% for the first half. These products account for over 80% of the worldwide toric segment.

Quarterly CVI Geographic Revenue Highlights

     o Soft contact lens revenue in the United States, about 55% of CVI's business, grew 15% in a U.S. market that grew about 7% in the first calendar quarter, according to recent market data.

     o Soft lens sales in markets outside of the United States, more than 40% of CVI's total revenue in the quarter, grew 64%.

     o European soft lens revenue, about 35% of CVI's total revenue, more than doubled, as total toric lens business grew 90% over last year's second quarter.

Integration of Biocompatibles

In February, CooperVision announced the acquisition of Biocompatibles Eye Care, Inc., the contact lens business of Biocompatibles plc (LSE: BII), for 'L'68 million (about $97 million).

Biocompatibles Eye Care (Biocompatibles), the world's sixth largest contact lens manufacturer, had worldwide revenue in calendar 2001 of about $70 million, with about $50 million outside of North America. The Proclear line of products, manufactured with proprietary technology that helps enhance tissue-device compatibility, accounted for about 45% of revenue. Proclear lenses are often indicated for patients experiencing mild discomfort relating to dryness during lens wear, a condition that often causes patients to drop out of lens wear.

At the time of the acquisition, Cooper said that it expected transition expenses in the second quarter of fiscal 2002 to reduce EPS by approximately 11 cents and that the transaction would be cumulatively neutral to EPS for the eight-month period ending October 31, 2002 and accretive thereafter. The integration of the businesses is proceeding as planned, and Biocompatibles is expected to be neutral or accretive to earnings per share in the third quarter of 2002 and accretive in the fourth quarter.

CVI estimates that Biocompatibles will add more than $45 million to CVI's worldwide revenue in the eight months of 2002 following the acquisition and between $75 million and $80 million in 2003, following selected product and market rationalization.

In 2003, Biocompatibles is expected to contribute about 50 cents to Cooper's earnings per share and 79 cents in 2004.

New products
Sales of CVI's Frequency Multifocal are ahead of expectations. This product has been placed in 900 practitioner offices to date in the United States, and CVI expects 3,000 office placements by year end. CVI will begin a rollout of Frequency Multifocal in Europe by the end of the third quarter.

Updated sales estimates indicate that CVI's line of cosmetic lenses should reach about $17 million in revenue in fiscal 2002, about $3 million below previous expectations. Revenue from Frequency Multifocal and the newly acquired Proclear line should offset this shortfall.

CooperSurgical
Second quarter revenue at CooperSurgical (CSI), the Company's women's healthcare medical device business, increased 20% to $15.8 million and is up 19% year to date. Organic growth from existing gynecology products in the second quarter of 2002 was 10%. CSI expects revenue of about $40 million in the second six months of fiscal 2002.

CSI's operating margin improved 9% above the prior year's quarter to 26%.

CSI New Business Activities

     o At the meeting of the American College of Obstetricians and Gynecologists in April, CSI introduced the Guardian Vaginal Retractor, a device used to facilitate episiotomies and the repair of vaginal lacerations. CSI expects revenue for this product of about $5 million in the next two to three years.

     o Also in April, CSI completed the acquisition of the bone densitometry business of Norland Medical Systems, Inc. Norland's densitometry products, which had 2001 revenue of $8.5 million, are used in the evaluation of osteoporosis.

     o Building on its strategy to develop a franchise in the infertility market, in May CSI acquired Ackrad Laboratories, Inc., a developer and manufacturer of medical devices used primarily in the assessment of infertility and other gynecological disorders. Ackrad had revenue of $5.3 million in 2001.

Tax Rate
As a result of the greater percentage of business outside the United States due to the Biocompatibles acquisition and the rapid growth of CVI's international subsidiaries, Cooper's effective tax rate (ETR) (income tax expense divided by pretax income) was 25% for the quarter. If the tax rate had been 27% for the quarter, the ETR currently projected for the full fiscal year, earnings per share would have been 62 cents.

Balance Sheet Items
Cooper recently improved its receivable collections following difficulties caused by the installation of a new enterprise reporting system at CVI. These problems resulted in an unusually high level of Days of Sales

Outstanding (DSO's) at the end of 2001 and the first quarter of 2002. At the end of the current quarter, Cooper's DSO's (excluding the newly acquired operations of Biocompatibles and Norland Medical) were 73 days, down 15% from 86 days at the end of the first quarter. DSO's are expected to return to their target level of 70 to 72 days by the end of the fiscal year.

Inventories have reached a level where desired service levels can be maintained. During 2000, inventory levels fell below acceptable levels and CVI had difficulty efficiently supporting the more than 500 thousand stock keeping items it carries in its inventory. This wide breadth of inventory is necessary to service CVI's extensive range of toric lens parameters that allows practitioners the widest choice of fitting alternatives in the industry.

New Credit Facility
In May, Cooper announced the successful syndication of a new $225 million bank credit facility. The facility is comprised of a $75 million five-year term loan with an interest only payment in the first year then fully amortized in the next four years, and a $150 million three year revolving credit facility.

Interest rates under the new facility are based on LIBOR plus additional basis points predicated on Cooper's ratio of debt to its earnings before interest, taxes, depreciation and amortization (EBITDA.) These range from 125 to 225 basis points for the term loan and from 100 to 200 basis points for the revolver. At the Company's option, it can choose to pay a base rate that is within a range above the prime rate.

Cooper plans to use the facility for general corporate purposes, including acquisitions, and capital expenditures. At the closing, Cooper paid off $62 million under its existing line of credit and 'L'44 million in notes owed to Biocompatibles International plc as a result of Cooper's purchase of Biocompatibles Eyecare, Inc.

A total of $44 million of the credit line had been temporarily restricted pending completion of certain British statutory procedures. These have been completed and the restriction has been removed.

Earnings per Share
All per share amounts mentioned in this report refer to diluted per share amounts from continuing operations.

Conference Call
The Cooper Companies will hold a conference call to discuss its second quarter results today at 2 p.m. Pacific Daylight Time. To access the live call, dial 1-800-500-0177. A replay will be available at 1-888-203-1112 approximately one hour after the call ends and remain available for five days. The access code for both calls is 278298. This call will also be broadcast live on The Cooper Companies' website, www.coopercos.com and at www.bestcalls.com and www.streetevents.com.

Forward-Looking Statements
Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, changes in tax laws, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2001. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information
The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical, Inc., with operations in Trumbull, Conn., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin, markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web address is www.coopersurgical.com.

Trademarks of The Cooper Companies, Inc., its subsidiaries and affiliates are italicized.

                          (FINANCIAL STATEMENTS FOLLOW)
                                      # # #

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                  (In thousands, except for per share amounts)
                                   (Unaudited)


                                                Three Months Ended       Six Months Ended
                                                      April 30,              April 30,
                                               ---------------------   ---------------------
                                                  2002        2001        2002        2001
                                               ----------  ---------   ---------   ---------
Net sales                                       $ 71,910    $ 57,182    $130,022   $107,158
Cost of sales                                     27,746      19,713      48,373     36,503
                                                --------    --------    --------   --------
Gross profit                                      44,164      37,469      81,649     70,655
Selling, general and administrative expense       28,171      21,755      51,384     43,170
Research and development expense                     918         897       1,775      1,781
Amortization of intangibles                          392       1,187         700      2,409
                                                --------    --------    --------   --------
Operating income                                  14,683      13,630      27,790     23,295
Interest expense                                   1,441         901       2,334      1,900
Other income (loss), net                             (18)        (49)      1,018        777
                                                --------    --------    --------   --------
Income before income taxes                        13,224      12,680      26,474     22,172
Provision for income taxes                         3,306       3,970       7,151      7,153
                                                --------    --------    --------   --------
Net income                                      $  9,918    $  8,710    $ 19,323   $ 15,019
                                                ========    ========    ========   ========

Diluted earnings per share                      $   0.64    $   0.58    $   1.24   $   1.00
                                                ========    ========    ========   ========

Number of shares used to compute earnings
   per share                                      15,564      15,124      15,548     14,976
                                                ========    ========    ========   ========

Memo:
   Cash flow (income before income taxes plus
   depreciation and amortization) per
   diluted share. Includes amounts for
   depreciation of $2,660 and $1,344 in the
   three months ended and $4,445 and $2,658
   in the six months ended
   April 30, 2002 and 2001, respectively        $   1.05    $   1.01    $   2.04   $   1.82
                                                ========    ========    ========   ========

Note: Following our implementation of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" at the beginning of this year, we no longer amortize goodwill. Goodwill amortization included in 2001 results reduced operating income by $911,000 and $1.8 million in the three- and six-month periods, respectively

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                 April 30,          October 31,
                                                   2002                2001
                                               --------------      -------------

                                     ASSETS

Current assets:
     Cash and cash equivalents                   $ 17,033            $ 12,928
     Trade receivables, net                        66,563              55,318
     Marketable securities                          4,016               7,982
     Inventories                                   73,181              51,153
     Deferred tax assets                           20,604              17,308
     Other current assets                          17,197              10,516
                                                 --------            --------
         Total current assets                     198,594             155,205
                                                 --------            --------
Property, plant and equipment, net                 88,492              61,028
Goodwill                                          199,997             131,732
Other intangibles, net                             17,319              13,890
Deferred tax asset                                 24,286              31,246
Other assets                                        3,243               3,748
                                                 --------            --------
                                                 $531,931            $396,849
                                                 ========            ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
Short-term debt                                  $ 93,770            $  8,249
Other current liabilities                          86,948              59,724
                                                 --------            --------
         Total current liabilities                180,718              67,973
                                                 --------            --------
Long-term debt                                     70,790              60,553
Other liabilities                                   3,831              12,039
                                                 --------            --------
         Total liabilities                        255,339             140,565
                                                 --------            --------
Stockholders' equity                              276,592             256,284
                                                 --------            --------
                                                 $531,931            $396,849
                                                 ========            ========